CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #766/768 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 30, 2017 on the financial statements and financial highlights of the WBI Tactical BA Fund, WBI Tactical BP Fund, WBI Tactical DI Fund, and WBI Tactical DG, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2017